THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. •	Original Principal Amount: $•
Issue Date: August 15, 2008	CUSIP No.: 59156R AR9
ISIN: US59156RAR93
METLIFE, INC.
6.817% SENIOR DEBT SECURITIES, SERIES A, DUE 2018
     This securities certificate certifies that Cede & Co. is the registered Holder of the 6.817% Senior Debt Securities, Series A, due 2018 (the “Series A Debentures”) set forth above or such other number of Series A Debentures reflected in the Schedule of Increases or Decreases in the Global Certificate attached hereto.
     MetLife, Inc., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture (as defined on the reverse hereof)) for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent (as defined in the Remarketing Agreement dated July 11, 2008 among MetLife, Inc., Banc of America Securities LLC (the “Remarketing Agents,” which expression shall include any institution(s) appointed as a Remarketing Agent in accordance with Section 8 of the Remarketing Agreement), and The Bank of New York Mellon Trust Company, N.A., not individually but solely as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts) , the Accreted Principal Amount (as defined in the Indenture) on August 15, 2018 (the “Stated Maturity Date”). This Series A Debenture shall bear interest as specified on the reverse hereof.
     This Series A Debenture shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been executed by the Trustee.

     The provisions of this Series A Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed.
Dated: August ___, 2008
METLIFE, INC.

By:

	Name:	Eric. T. Steigerwalt
	Title:	Senior Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION
     This is one of the Series A Debentures referred to in the Indenture.
Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

Authorized Signatory

     This 6.817% Senior Debt Securities, Series A, due 2018 (the “Series A Debentures”) have been issued as a duly authorized series of the Company under and pursuant to a Indenture, dated as of June 21, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association) (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 21, 2005 between the Company and the Trustee (the “First Supplemental Indenture”) and, the Sixth Supplemental Indenture, dated August 15, 2008 (the “Sixth Supplemental Indenture”, and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Series A Debentures.
     The Series A Debentures are unsecured and rank equally in right of payment with all of MetLife, Inc.’s other senior unsecured debt to the extent provided in the Indenture.
     This Series A Debenture will bear interest from August 15, 2008 at the rate per annum equal to 6.817%; such interest shall be payable in cash, semi-annually in arrears on the Interest Payment Dates following six months and twelve months after August 15, 2008 and thereafter on the respective anniversaries thereof. Interest on this Series A Debenture shall be calculated on the basis of a 360-day year composed of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 180-day period. Interest payable on this Series A Debenture on any Interest Payment Date will include interest for the immediately preceding Interest Period. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Series A Debenture (or one or more Predecessor Series A Debenture) is registered at the close of business on the regular record date for such interest payment, which shall be the first day of the month in which such interest payment is due. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Series A Debenture (or one or more Predecessor Series A Debenture) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holders of Series A Debenture not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Series A Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     If the Accreted Principal Amount hereof or any portion of such Accreted Principal Amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity of this Series A Debenture) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate borne by this Series A Debenture, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.
     Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the Redemption Price and at the Stated Maturity of the Series A Debentures to Holders who surrender Series A Debentures to a Paying Agent to collect such payments in respect of the Series A Debentures; provided that if any Redemption Date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holder of record as of the applicable regular record date. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Series A Debentures. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier Redemption Date) falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Interest Payment Date to such next succeeding Business Day, but if that Business Day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding Business Day, with the same force and effect as if made on that date. If the Stated Maturity or Redemption Date of this Series A Debenture would fall on a day that is not a Business Day, the required payment of interest, if any, and principal will be made on the next succeeding Business Day and no interest on such payment will accrue and no principal will accrete for the period from and after the Stated Maturity or Redemption Date to such next succeeding Business Day.
     No sinking fund is provided for the Series A Debentures. The entire principal amount of the Series A Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compounded interest, if any, on August 15, 2018.
     The Series A Debentures will be redeemable at MetLife, Inc.’s option in whole or in part, at any time, on or after August 15, 2010, at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the “Make-Whole Redemption Amount” (as defined herein). “Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest thereon for the principal amount to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption), discounted from their respective scheduled payment dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points plus, in each case, accrued and unpaid interest thereon to the date of redemption.
     For purposes of the preceding definitions:
•	“Treasury Rate” means, with respect to any redemption date, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H.15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption Treasury Constant Maturities, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Price, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Issue for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

•	“Premium Calculation Agent” means an investment banking institution of national standing appointed by MetLife, Inc.

•	“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Redemption Date to August 15, 2018 (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

•	“Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

•	“Reference Treasury Dealer” means each of (1) Banc of America Securities LLC and Barclays Capital Inc. and their successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) MetLife, Inc. will substitute therefore another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with MetLife, Inc.

•	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
     If the Company redeems less than all of the outstanding Series A Debentures, the Trustee will select the Series A Debentures to be redeemed (i) by lot; (ii) pro rata; or (iii) by another method the Trustee considers fair and appropriate. The Company may not redeem less than all of the outstanding Series A Debentures if the Accreted Principal Amount has been accelerated and such acceleration has not been rescinded.
     Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Series A Debentures to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Series A Debentures (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest shall cease to accrue and principal will cease to accrete on such Series A Debentures or portions thereof. Series A Debentures in denominations larger than $1,000 Original Principal Amount may be redeemed in part but only in integral multiples of $1,000.
     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the Accreted Principal Amount of all of the Series A Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. An “event of default” with respect to the Series A Debentures, means any of the following:
•	failure to pay any installment of interest when due and payable (including any additional interest) on the Series A Debentures and continuance of such default for a period of 30 days or more;

•	failure to pay the principal of the Series A Debentures when due, whether at maturity, upon redemption or otherwise; or

•	certain events in bankruptcy, insolvency or reorganization of MetLife, Inc. or appointment of a receiver, liquidator or trustee of MetLife Bank, National Association, the banking subsidiary of MetLife.
     If an event of default under the Indenture occurs and continues with respect to the Series A Debentures, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Series A Debentures may declare the entire principal of and all accrued but unpaid interest on the outstanding Series A Debentures to be due and payable immediately. If such declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Series A Debentures can, subject to certain conditions, rescind the declaration.
     The holders of a majority in aggregate principal amount of the outstanding Series A Debentures may, on behalf of all holders of the outstanding Series A Debentures, waive any past default with respect to the Series A Debentures, except:
•	a default in payment of principal or interest; or

•	a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the holder of the Series A Debentures.

     The holders of a majority in principal amount of the Series A Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture.
     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Series A Debentures at the time Outstanding (as defined in the Indenture) to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Series A Debentures; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon without the consent of the Holder of each Series A Debenture so affected, or (ii) reduce the aforesaid percentage of Series A Debentures, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Series A Debenture then Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Series A Debentures at the time Outstanding affected thereby, on behalf of all of the Holders of the Series A Debentures, to waive a default or Event of Default with respect to the Series A Debentures, and its consequences, except a default or Event of Default in the payment of the principal of or interest on any of the Series A Debentures or a default in respect of a provision that under Article IX of the Base Indenture cannot be amended without the consent of each holder affected thereby. Any such consent or waiver by the registered Holder of this Series A Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Series A Debenture and of any Series A Debenture issued in exchange for or in place hereof (whether by registration of transfer or otherwise) irrespective of whether or not any notation of such consent or waiver is made upon this Series A Debenture.
     No reference herein to the Indenture and no provision of this Series A Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Series A Debenture at the time and place and at the rate and in the money herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, this Series A Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Series A Debenture for registration of transfer at the office or agency of the Trustee in The City of New York and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Series A Debentures of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in relation thereto.
     Prior to due presentment for registration of transfer of this Series A Debenture, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Series A Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.
     No recourse shall be had for the payment of the principal of or the interest on this Series A Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.
     The Series A Debentures are issuable only in registered form without coupons, in denominations of $1,000 Original Principal Amount and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Series A Debentures so issued are exchangeable for a like aggregate principal amount of Series A Debentures of a different authorized denomination, as requested by the Holder surrendering the same.
     All terms used in this Series A Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     This Series A Debenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Series A Debenture to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Series A Debenture on the books of the Security Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:
Signature Guarantee:
(Sign exactly as your name appears on the other side of this Series A Debenture)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OF DECREASES IN GLOBAL CERTIFICATE
The following increases or decreases in this Global Certificate have been made:

Number of
	Amount of increase	Amount of decrease	Series A Debentures	Signature of
	in Number of	in Number of	evidenced by this	authorized
	Series A Debentures	Series A Debentures	Global Certificate	signatory of
	evidenced by the	evidenced by the	following such	Stock Purchase
Date	Global Certificate	Global Certificate	decrease or increase	Contract Agent